Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Nxt-ID, Inc. (the “Company”) on Amendment 3 of Form S-1 (File No. 333-186331) of our report dated March 22, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Nxt-ID, Inc. and Subsidiary as of December 31, 2012 and 2011, for the year ended December 31, 2012 and for the period from February 14, 2011 (inception) to December 31, 2011, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 11, 2013